                                                                     EXHIBIT 4.6
                                                                      EXHIBIT B2

      VOID AFTER 5:00 P.M., NEW YORK CITY
      TIME, ON JULY 1, 2010
      (UNLESS EXTENDED PURSUANT TO SECTION 2 HEREOF)

      THIS WARRANT AND THE SHARES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER JURISDICTION. THE SECURITIES REPRESENTED HEREBY MAY NOT BE OFFERED, SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER APPLICABLE SECURITIES LAWS UNLESS OFFERED, SOLD OR TRANSFERRED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS.

                                            Right to Purchase [_______]Shares of
                                         Common Stock, par value $0.02 per share

Date: July 1, 2005

                             PDG ENVIRONMENTAL, INC.
                          COMMON STOCK PURCHASE WARRANT

      THIS CERTIFIES THAT, for value received, _______________________, or its registered assigns, is entitled to purchase from PDG Environmental, Inc. , a corporation organized under the laws of the State of Delaware (the "COMPANY"), at any time or from time to time during the period specified in Section 2 hereof, ____________________________ (_____) fully paid and nonassessable shares (the "WARRANT SHARES") of the Company's common stock, par value $0.02 per share (the "COMMON STOCK"), at an exercise price per share (the "EXERCISE PRICE") equal to One Dollar and Thirty-Three Cents ($1.33). The number of Warrant Shares and the Exercise Price are subject to adjustment as provided in Section 4 hereof. The term "WARRANT" and all references thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented, including all Warrants issued upon transfer or exchange of this Warrant as provided herein, and the term "WARRANTS" means this Warrant and the other warrants of the Company issued pursuant to that certain Securities Purchase Agreement, dated as of July 1, 2005, by and among the Company and the other signatories thereto (the "SECURITIES PURCHASE AGREEMENT").

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      This Warrant is subject to the following terms, provisions and conditions:

1. Exercise of Warrant.

      (a) Subject to the provisions hereof, including, without limitation, the limitations contained in Section 10 hereof, this Warrant may be exercised by the holder hereof, in whole or in part, by the surrender of this Warrant, together with a completed exercise agreement in the form attached hereto (the "EXERCISE AGREEMENT"), to the Company during normal business hours on any business day at the Company's principal executive offices (or such other office or agency of the Company as it may designate by written notice to the holder hereof), and upon
(i) payment to the Company in cash, by certified or official bank check or by wire transfer for the account of the Company, of the Exercise Price for the Warrant Shares specified in the Exercise Agreement or (ii) if the holder is effectuating a Cashless Exercise (as defined in Section 9 hereof) pursuant to
Section 9 hereof, delivery to the Company of a written notice of an election to effect a Cashless Exercise for the Warrant Shares specified in the Exercise Agreement.

      (b) The Warrant Shares purchased upon exercise of this Warrant in accordance with this Section 1 shall be deemed to be issued to the holder hereof or the holder's designee, as the record owner of such shares, and shall be deemed to be outstanding, in each case, as of the close of business on the date on which this Warrant shall have been surrendered, the completed Exercise Agreement shall have been delivered, and payment shall have been made for such shares as set forth above or, if such date is not a business day, on the next succeeding business day. The Warrant Shares so purchased, representing the aggregate number of shares specified in the Exercise Agreement, shall be delivered to the holder hereof or the holder's designee within a reasonable time, not exceeding three (3) business days, after this Warrant shall have been so exercised (the "DELIVERY PERIOD"). If the Company's transfer agent is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer program, and so long as the certificates are not required to bear a legend (pursuant to the terms of the Securities Purchase Agreement) and the holder is not obligated to return such certificate for the placement of a legend thereon (pursuant to the Securities Purchase Agreement), the Company shall cause its transfer agent to electronically transmit the Warrant Shares so purchased to the holder or the holder's designee by crediting the account of the holder or the holder's designee or its respective nominee with DTC through its Deposit Withdrawal Agent Commission system ("DTC TRANSFER"). If the aforementioned conditions to a DTC Transfer are not satisfied, the Company shall deliver to the holder or the holder's designee physical certificates representing the Warrant Shares so purchased. Notwithstanding the foregoing, the holder or the holder's designee may instruct the Company to deliver to the holder or such designee physical certificates representing the Warrant Shares so purchased in lieu of delivering such shares by way of DTC Transfer. Any certificates so delivered shall be in such denominations as may be reasonably requested by the holder hereof or the holder's designee, shall be registered in the name of the holder or such other name as shall be designated by the holder and, following the date on which the Warrant Shares have been registered under the Securities Act pursuant to that certain Registration Rights Agreement, dated as of July 1, 2005, by and among the Company and the other signatories thereto (the "REGISTRATION RIGHTS AGREEMENT") or otherwise may be sold by the holder without limitation as to volume pursuant to Rule 144(k) promulgated under the Securities Act (or a successor rule), shall not bear any restrictive legend. If this Warrant shall have been exercised

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only in part, then the Company shall, at its expense, at the time of delivery of such certificates, deliver to the holder a new Warrant representing the number of shares with respect to which this Warrant shall not then have been exercised.

      (c) If, at any time, a holder of this Warrant submits this Warrant, an Exercise Agreement and payment to the Company of the Exercise Price for each of the Warrant Shares specified in the Exercise Agreement (including pursuant to a Cashless Exercise), and the Company fails for any reason (other than the reasons contemplated by Section 10 hereof) to deliver, on or prior to the fourth business day following the expiration of the Delivery Period for such exercise, the number of shares of Common Stock to which the holder is entitled upon such exercise (an "EXERCISE DEFAULT"), then the Company shall pay to the holder payments ("EXERCISE DEFAULT PAYMENTS") for an Exercise Default in the amount of
(i) (N/365), multiplied by (ii) the amount by which the Closing Sales Price (as defined in Section 11 hereof) of the Common Stock on the date the Exercise Agreement giving rise to the Exercise Default is transmitted in accordance with this Section 1 (the "EXERCISE DEFAULT DATE") exceeds the Exercise Price in respect of such Warrant Shares, multiplied by (iii) the number of shares of Common Stock the Company failed to so deliver in such Exercise Default, multiplied by (iv) .24 (24%), where N equals the number of days from the Exercise Default Date to the date that the Company effects the full exercise of this Warrant which gave rise to the Exercise Default. The accrued Exercise Default Payment for each calendar month shall be paid in cash and shall be made to the holder by the fifth day of the month following the month in which it has accrued. Nothing herein shall limit the holder's right to pursue actual damages for the Company's failure to maintain a sufficient number of authorized shares of Common Stock as required pursuant to the terms of Section 3(b) hereof or to otherwise issue shares of Common Stock upon exercise of this Warrant in accordance with the terms hereof, and the holder shall have the right to pursue all remedies available at law or in equity (including a decree of specific performance and/or injunctive relief).

2. Period of Exercise. This Warrant shall be exercisable at any time or from time to time during the period (the "EXERCISE PERIOD") commencing on the date of initial issuance of this Warrant (the "ISSUE DATE") and ending at 5:00 p.m., New York City time, on the fifth (5th) anniversary of the Issue Date. The Exercise Period shall automatically be extended by one day for each day on which (a) the Company does not have a number of shares of Common Stock reserved for issuance upon exercise hereof at least equal to the number of shares of Common Stock issuable upon exercise hereof or otherwise fails to deliver shares of Common Stock in the names set forth in Section 1 hereof upon exercise hereof, or (b) the Warrant Shares are not then otherwise registered for resale as required pursuant to the terms of the Registration Rights Agreement.

3. Certain Agreements of the Company. The Company hereby covenants and agrees as follows:

      (a) Shares to be Fully Paid. All Warrant Shares shall, upon issuance in accordance with the terms of this Warrant, be validly issued, fully paid and non-assessable and free from all taxes, liens, security interests, claims and encumbrances, except those created by the holder hereof.

      (b) Reservation of Shares. During the Exercise Period, the Company shall at all times have authorized, and reserved for the purpose of issuance upon exercise of this Warrant, a sufficient number of shares of Common Stock to provide for the exercise in full of this Warrant (without giving effect to the limitations on exercise set forth in Section 10 hereof).

      (c) Listing. The Company shall promptly secure the listing or quotation of the shares of Common Stock issuable upon exercise of this Warrant upon each national securities exchange or automated or electronic quotation system, if any, upon which shares of Common Stock are then listed or quoted or become listed or quoted (subject to official notice of issuance upon exercise of this Warrant) and shall maintain, so long as any other shares of Common Stock shall be so listed or quoted, such listing or quotation of all shares of Common Stock from time to time issuable upon the exercise of this Warrant; and the Company shall so list or apply for quotation on each national securities exchange or automated or electronic quotation system, as the case may be, and shall maintain such listing or quotation of, any other shares of capital stock of the Company issuable upon the exercise of this Warrant if and so long as any shares of the same class shall be listed or quoted on such national securities exchange or automated or electronic quotation system.

      (d) Certain Actions Prohibited. The Company shall not, by amendment of its charter or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by it hereunder, but will at all times in good faith assist in the carrying out of all the provisions of this Warrant and in the taking of all such action as may reasonably be requested by the holder of this Warrant in order to protect the economic benefit inuring to the holder hereof and the exercise privilege of the holder of this Warrant against dilution or other impairment, consistent with the tenor and purpose of this Warrant. Without limiting the generality of the foregoing, the Company (i) shall not increase the par value of any shares of Common Stock receivable upon the exercise of this Warrant above the Exercise Price then in effect, and (ii) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the exercise of this Warrant.

      (e) Successors and Assigns. This Warrant shall be binding upon any entity succeeding to the Company by merger, consolidation, or acquisition of all or substantially all of the Company's assets.

      (f) Blue Sky Laws. The Company shall, on or before the date of issuance of any Warrant Shares, take such actions as the Company shall reasonably determine are necessary to qualify the Warrant Shares for, or obtain exemption for the Warrant Shares for, sale to the holder of this Warrant upon the exercise hereof under applicable securities or "blue sky" laws of the states of the United States, and shall provide evidence of any such action so taken to the holder of this Warrant prior to such date; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to (i) qualify to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 3(f), (ii) subject itself to general taxation in any such jurisdiction or (iii) file a general consent to service of process in any such jurisdiction.

4. Antidilution Provisions. During the Exercise Period, the Exercise Price and the number of Warrant Shares issuable hereunder shall be subject to adjustment from time to time as provided in this Section 4.

      (a) Stock Splits, Stock Dividends, Etc. If, at any time during the Exercise Period, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend, combination, reclassification or other similar event, the Exercise Price in effect immediately prior to such increase shall be proportionately reduced, or if the number of outstanding shares of Common Stock is decreased by a reverse stock split, combination, reclassification or other similar event, the Exercise Price in effect immediately prior to such decrease shall be proportionately increased.

      (b) Merger, Consolidation, Etc. If, at any time during the Exercise Period, there shall be (i) any reclassification or change of the outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), (ii) any consolidation or merger of the Company with any other entity (other than a merger in which the Company is the surviving or continuing entity and its capital stock is unchanged), (iii) any sale or transfer of all or substantially all of the assets of the Company or (iv) any share exchange or other transaction pursuant to which all of the outstanding shares of Common Stock are converted into other securities or property (each of (i) - (iv) above being a "CORPORATE CHANGE"), then the holder hereof shall thereafter have the right to receive upon exercise of this Warrant, in lieu of the Warrant Shares otherwise issuable, such shares of stock, securities and/or other property as would have been issued or payable in such Corporate Change with respect to or in exchange for the number of Warrant Shares which would have been issuable upon exercise had such Corporate Change not taken place (without giving effect to the limitations contained in Section 10), and in any such case, appropriate provisions (in form and substance reasonably satisfactory to the holder hereof) shall be made with respect to the rights and interests of the holder to the end that the economic value of this Warrant is in no way diminished by such Corporate Change and that the provisions hereof (including, without limitation, in the case of any such consolidation, merger or sale in which the successor entity or purchasing entity is not the Company, an immediate adjustment of the Exercise Price and Warrant Shares so that the Exercise Price and Warrant Shares immediately after the Corporate Change reflects the same relative value as compared to the value of the surviving entity's common stock that existed between the Exercise Price and the Warrant Shares and the value of the Company's Common Stock immediately prior to such Corporate Change) shall thereafter be applicable, as nearly as may be practicable in relation to any shares of stock or securities thereafter deliverable upon the exercise thereof. The Company shall not effect any Corporate Change unless (A) the holder hereof has received written notice of such transaction at least 45 days prior thereto, but in no event later than 15 days prior to the record date for the determination of stockholders entitled to vote with respect thereto, (B) if required by Section 4(h) of the Securities Purchase Agreement, the consent of the Purchasers (as such term is defined in the Securities Purchase Agreement) shall have been obtained in accordance with such Section 4(h), and (C) the resulting successor or acquiring entity (if not the Company), and, if an entity other than the successor or acquiring entity is the entity whose capital stock or assets the holders of the Common Stock are entitled to receive as a result of such Corporate Change, such other entity, assumes by written instrument (in form and substance reasonable satisfactory to the holder hereof) the obligations of the Company under this Warrant. The above provisions shall apply regardless of whether or not there would have been a sufficient number of shares of Common Stock authorized and available for issuance upon exercise hereof as of the date of such transaction, and shall similarly apply to successive reclassifications, consolidations, mergers, sales, transfers or share exchanges.

      (c) Distributions. Other than in respect of adjustments to the Exercise Price that have otherwise been effected pursuant to Section 4(a) hereof, if, at any time during the Exercise Period, the Company shall declare or make any distribution of its assets (or rights to acquire its assets) to holders of Common Stock as a partial liquidating dividend, by way of return of capital or otherwise (including any dividend or distribution to the Company's stockholders in cash or shares (or rights to acquire shares) of capital stock of a subsidiary (i.e., a spin-off)) (a "DISTRIBUTION"), then the holder hereof shall be entitled, upon any exercise of this Warrant after the date of record for determining stockholders entitled to such Distribution (or if no such record is taken, the date on which such Distribution is declared or made), to receive the amount of such assets which would have been payable to the holder with respect to the Warrant Shares issuable upon such exercise (without giving effect to the limitations contained in Section 10) had the holder hereof been the holder of such Warrant Shares on the record date for the determination of stockholders entitled to such Distribution (or if no such record is taken, the date on which such Distribution is declared or made).

      (d) Convertible Securities and Purchase Rights. Other than in respect of adjustments to the Exercise Price that have otherwise been effected pursuant to
Section 4(a) hereof, if, at any time during the Exercise Period, the Company issues any securities or other instruments which are convertible into or exercisable or exchangeable for Common Stock ("CONVERTIBLE SECURITIES") or options, warrants or other rights to purchase or subscribe for Common Stock or Convertible Securities ("PURCHASE RIGHTS") pro rata to the record holders of any class of Common Stock, whether or not such Convertible Securities or Purchase Rights are immediately convertible, exercisable or exchangeable, then the holder hereof shall be entitled, upon any exercise of this Warrant after the date of record for determining stockholders entitled to receive such Convertible Securities or Purchase Rights (or if no such record is taken, the date on which such Convertible Securities or Purchase Rights are issued), to receive the aggregate number of Convertible Securities or Purchase Rights which the holder would have received with respect to the Warrant Shares issuable upon such exercise (without giving effect to the limitations contained in Section 10) had the holder hereof been the holder of such Warrant Shares on the record date for the determination of stockholders entitled to receive such Convertible Securities or Purchase Rights (or if no such record is taken, the date on which such Convertible Securities or Purchase Rights were issued). If the right to exercise or convert any such Convertible Securities or Purchase Rights would expire in accordance with their terms prior to the exercise of this Warrant, then the terms of such Convertible Securities or Purchase Rights shall provide that such exercise or convertibility right shall remain in effect until 30 days after the date the holder receives such Convertible Securities or Purchase Rights pursuant to the exercise hereof.

      (e) Dilutive Issuances.

            (i) Adjustment Upon Dilutive Issuance. If, at any time during the Exercise Period, the Company issues or sells, or in accordance with subparagraph
(ii) of this Section 4(e) is deemed to have issued or sold, any shares of Common Stock for no consideration or for a consideration per share less than the Exercise Price in effect on the date of issuance or sale (or deemed issuance or sale) (a "DILUTIVE ISSUANCE"), then effective immediately upon the Dilutive Issuance, the Exercise Price shall be reduced to an amount determined by the following formula, and the Exercise Price from and after such time shall be the amount represented by "ACP" below, subject to further adjustments as contemplated elsewhere in this Warrant:

            AEP= EP x (EP x O) + P
                 -----------------
                     EP x CSDO

where:

      AEP   = the adjusted Exercise Price;

      EP = the Exercise Price on (a) for purposes any private offering of securities under Section 4(2) of the Securities Act, the date that the Company enters into legally binding definitive agreements for the issuance of such Common Stock and (b) for purposes of any other such issuance of Common Stock, the date of issuance thereof;

      O = the number of shares of Common Stock outstanding (on a fully-diluted basis, assuming the full conversion, exercise or exchange of all Convertible Securities and Purchase Rights then outstanding) immediately prior to the Dilutive Issuance;

      P = the aggregate consideration, calculated as set forth in Section 4(e)(ii) hereof, received by the Company upon such Dilutive Issuance; and

      CSDO = the total number of shares of Common Stock outstanding (on a fully-diluted basis, assuming the full conversion, exercise or exchange of all Convertible Securities and Purchase Rights then outstanding, and after giving effect to the Dilutive Issuance, and not including shares of Common Stock held in the treasury of the Company), plus (a) in the case of any adjustment required by this
            Section 4(e)(i) due to the issuance of Purchase Rights, the maximum total number of shares of Common Stock issuable upon the exercise of the Purchase Rights for which the adjustment is required (including any Common Stock issuable upon the conversion of Convertible Securities issuable upon the exercise of such Purchase Rights), and
            (b) in the case of any adjustment required by this Section 4(e)(i) due to the issuance of Convertible Securities, the maximum total number of shares of Common Stock issuable upon the exercise, conversion or exchange of the Convertible Securities for which the adjustment is required, as of the date of issuance of such Convertible Securities, if any.

Notwithstanding the foregoing, no adjustment shall be made pursuant to this
Section 4(e) if such adjustment would result in an increase in the Exercise
Price.

            (ii) Effect on Exercise Price of Certain Events. For purposes of determining the adjusted Exercise Price under clause (i) of this Section 4(e), the following will be applicable:

                  (1) Issuance of Purchase Rights. If the Company issues or sells any Purchase Rights, whether or not immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such Purchase Rights (and the price of any conversion of Convertible Securities, if applicable) is less than the Exercise Price in effect on the date of issuance or sale of such Purchase Rights, then the maximum total number of shares of Common Stock issuable upon the exercise of all such Purchase Rights (assuming full conversion, exercise or exchange of Convertible Securities, if applicable) shall, as of the date of the issuance or sale of such Purchase Rights, be deemed to be outstanding and to have been issued and sold by the Company for such price per share. For purposes of the preceding sentence, the "price per share for which Common Stock is issuable upon the exercise of such Purchase Rights" shall be determined by dividing (A) the total amount, if any, received or receivable by the Company as consideration for the issuance or sale of all such Purchase Rights, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the exercise of all such Purchase Rights, plus, in the case of Convertible Securities issuable upon the exercise of such Purchase Rights, the minimum aggregate amount of additional consideration payable upon the conversion, exercise or exchange thereof (determined in accordance with the calculation method set forth in clause (ii)(2) of this Section 4(e)) at the time such Convertible Securities first become convertible, exercisable or exchangeable, by (B) the maximum total number of shares of Common Stock issuable upon the exercise of all such Purchase Rights (assuming full conversion, exercise or exchange of Convertible Securities, if applicable). No further adjustment to the Exercise Price shall be made upon the actual issuance of such Common Stock upon the exercise of such Purchase Rights or upon the conversion, exercise or exchange of Convertible Securities issuable upon exercise of such Purchase Rights.

                  (2) Issuance of Convertible Securities. If the Company issues or sells any Convertible Securities, whether or not immediately convertible, exercisable or exchangeable, and the price per share for which Common Stock is issuable upon such conversion, exercise or exchange is less than the Exercise Price in effect on the date of issuance or sale of such Convertible Securities, then the maximum total number of shares of Common Stock issuable upon the conversion, exercise or exchange of all such Convertible Securities shall, as of the date of the issuance or sale of such Convertible Securities, be deemed to be outstanding and to have been issued and sold by the Company for such price per share. If the Convertible Securities so issued or sold do not have a fluctuating conversion or exercise price or exchange ratio, then for the purposes of the preceding sentence, the "price per share for which Common Stock is issuable upon such conversion, exercise or exchange" shall be determined by dividing (A) the total amount, if any, received or receivable by the Company as consideration for the issuance or sale of all such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the conversion, exercise or exchange thereof (determined in accordance with the calculation method set forth in this clause (ii)(2) of this Section 4(e)) at the time such Convertible Securities first become convertible, exercisable or exchangeable, by (B) the maximum total number of shares of Common Stock issuable upon the exercise, conversion or exchange of all such Convertible Securities. If the Convertible Securities so issued or sold have a fluctuating conversion or exercise price or exchange ratio (a "VARIABLE RATE CONVERTIBLE SECURITY"), then for purposes of the next preceding sentence, the "price per share for which Common Stock is issuable upon such conversion, exercise or exchange" shall be deemed to be the lowest price per share which would be applicable (assuming all holding period and other conditions to any discounts contained in such Variable Rate Convertible Security have been satisfied) if the conversion price of such Variable Rate Convertible Security on the date of issuance or sale thereof was seventy-five percent (75%) of the actual conversion price on such date (the "ASSUMED VARIABLE MARKET PRICE"), and, further, if the conversion price of such Variable Rate Convertible Security at any time or times thereafter is less than or equal to the Assumed Variable Market Price last used for making any adjustment under this Section 4(e) with respect to any Variable Rate Convertible Security, the Exercise Price in effect at such time shall be readjusted to equal the Exercise Price which would have resulted if the Assumed Variable Market Price at the time of issuance of the Variable Rate Convertible Security had been seventy-five percent (75%) of the actual conversion price of such Variable Rate Convertible Security existing at the time of the adjustment required by this sentence. No further adjustment to the Exercise Price shall be made upon the actual issuance of such Common Stock upon conversion, exercise or exchange of such Convertible Securities.

                  (3) Change in Option Price or Conversion Rate. If there is a change at any time in (A) the amount of additional consideration payable to the Company upon the exercise of any Purchase Rights; (B) the amount of additional consideration, if any, payable to the Company upon the conversion, exercise or exchange of any Convertible Securities; or (C) the rate at which any Convertible Securities are convertible into or exercisable or exchangeable for Common Stock (in each such case, other than under or by reason of provisions designed to protect against dilution), the Exercise Price in effect at the time of such change shall be readjusted to the Exercise Price which would have been in effect at such time had such Purchase Rights or Convertible Securities still outstanding provided for such changed additional consideration or changed conversion, exercise or exchange rate, as the case may be, at the time initially issued or sold.

                  (4) Calculation of Consideration Received. If any Common Stock, Purchase Rights or Convertible Securities are issued or sold for cash, the consideration received therefor will be the amount received by the Company therefor, after deduction of all underwriting discounts or allowances in connection with such issuance, grant or sale. In case any Common Stock, Purchase Rights or Convertible Securities are issued or sold for a consideration part or all of which shall be other than cash, including in the case of a strategic or similar arrangement in which the other entity will provide services to the Company, purchase services from the Company or otherwise provide intangible consideration to the Company, the amount of the consideration other than cash received by the Company (including the net present value of the consideration expected by the Company for the provided or purchased services) shall be the fair market value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Company will be the Closing Sales Price thereof as of the date of receipt. In case any Common Stock, Purchase Rights or Convertible Securities are issued in connection with any merger or consolidation in which the Company is the surviving corporation, the amount of consideration therefor will be deemed to be the fair market value of such portion of the net assets and business of the non-surviving corporation as is attributable to such Common Stock, Purchase Rights or Convertible Securities, as the case may be. Notwithstanding anything else herein to the contrary, if Common Stock, Purchase Rights or Convertible Securities are issued or sold in conjunction with each other as part of a single transaction or in a series of related transactions, the holder hereof may elect to determine the amount of consideration deemed to be received by the Company therefor by deducting the fair value of any type of securities (the "DISREGARDED SECURITIES") issued or sold in such transaction or series of transactions. If the holder makes an election pursuant to the immediately preceding sentence, no adjustment to the Exercise Price shall be made pursuant to this Section 4(e) for the issuance of the Disregarded Securities or upon any conversion, exercise or exchange thereof. For example, if the Company were to issue convertible notes having a face value of One Million Dollars ($1,000,000) and warrants to purchase shares of Common Stock at an exercise price equal to the Closing Sales Price of the Common Stock on the date of issuance of such warrants in exchange for One Million Dollars ($1,000,000) of consideration, the fair value of the warrants would be subtracted from the One Million Dollars ($1,000,000) of consideration received by the Company for the purposes of determining whether the shares of Common Stock issuable upon conversion of the convertible notes shall be deemed to be issued at a price per share below the Exercise Price and, if so, for purposes of determining any adjustment to the Exercise Price hereunder as a result of the issuance of the convertible notes. The Company shall calculate, using standard commercial valuation methods appropriate for valuing such assets, the fair market value of any consideration other than cash or securities; provided, however, that if the holder hereof does not agree to such fair market value calculation within three business days after receipt thereof from the Company, then such fair market value shall be determined in good faith by an investment banker or other appropriate expert of national reputation selected by the Company and reasonably acceptable to the holder, with the costs of such appraisal to be borne by the Company.

                  (5) Issuances Pursuant to Existing Securities. If the Company issues (or becomes obligated to issue) shares of Common Stock pursuant to any antidilution or similar adjustments (other than as a result of stock splits, stock dividends and the like) contained in any Convertible Securities or Purchase Rights outstanding as of the date hereof but not included in Section 3(c) of the Disclosure Schedule to the Securities Purchase Agreement, then all shares of Common Stock so issued shall be deemed to have been issued for no consideration. If the Company issues (or becomes obligated to issue) shares of Common Stock pursuant to any antidilution or similar adjustments contained in any Convertible Securities or Purchase Rights included in Section 3(c) of the Disclosure Schedule to the Securities Purchase Agreement as a result of the issuance of the Preferred Stock (as defined in the Securities Purchase Agreement) or Warrants pursuant to the Securities Purchase Agreement and the number of shares that the Company issues (or is obligated to issue) as a result of such initial issuance exceeds the amount specified in Section 3(c) of the Disclosure Schedule to the Securities Purchase Agreement, such excess shares shall be deemed to have been issued for no consideration.

                  (6) Exceptions to Adjustment of Exercise Price. Notwithstanding the foregoing, no adjustment to the Exercise Price shall be made upon (A) this issuance of Common Stock upon the exercise or conversion of any Convertible Securities or Purchase Rights outstanding on the Issue Date and described in Section 3(c) of the Disclosure Schedule to the Securities Purchase Agreement in accordance with the terms of such Convertible Securities and Purchase Rights as of such date; (B) (i) the grant of options to purchase Common Stock, with exercise prices not less than the market price of the Common Stock on the date of grant, which are issued to employees, officers, directors or consultants of the Company for the primary purpose of soliciting or retaining their employment or service pursuant to an equity compensation plan, so long as such plan and the issuance of Common Stock upon exercise thereof has been approved by (x) the Company's Board of Directors and
(y) if and to the extent required under the Securities Act, the Exchange Act, the rules and regulations of the United States Securities and Exchange Commission thereunder and/or the listing standards of any national exchange or quotation service, the requisite vote of the holders of the Company's Common Stock in compliance with applicable law and the Company's organizational documents, and (ii) the issuance of Common Stock upon exercise of such options;
(C) conversion of the Preferred Stock or exercise of the Warrants, (D) the issuance of securities in connection with mergers, acquisitions, strategic business partnerships or joint ventures, the primary purpose of which, in the reasonable judgment of the Board of Directors, is not to raise additional capital, (E) the issuance of (i) one million six hundred and sixty-six thousand, six hundred and sixty seven (1,666,667) newly-issued shares of its Common Stock at an issuance price of Ninety Cents ($0.90) per share, (ii) warrants (the "Common Warrants") to purchase (x) four hundred and sixteen thousand, six hundred and sixty-seven (416,667) shares of its Common Stock at an exercise price of One Dollar and Eleven Cents ($1.11) per share and (y) four hundred and sixteen thousand, six hundred and sixty-seven (416,667) shares of its Common Stock at an exercise price of One Dollar and Thirty-Three Cents ($1.33) per share in connection with the offering contemplated by Section 7(g) of the Securities Purchase Agreement and (iii) the issuance of Common Stock upon exercise of the Common Warrants, or (F) the issuance of securities pursuant to any equipment financing from a reputable commercial bank, savings and loan association, savings bank, finance company or other financial institution that is regularly engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business, which issuance and financing is approved by the Board of Directors.

      (f) Other Action Affecting Exercise Price. If, at any time during the Exercise Period, the Company takes any action affecting the Common Stock that would be covered by Section 4(a) through (e), but for the manner in which such action is taken or structured, which would in any way diminish the value of this Warrant, then the Exercise Price shall be adjusted in such manner as the Board of Directors of the Company shall in good faith determine to be equitable under the circumstances.

      (g) Adjustment in Number of Shares. Upon each adjustment of the Exercise Price pursuant to the provisions of this Section 4, the number of shares of Common Stock issuable upon exercise of this Warrant at each such Exercise Price shall be adjusted by multiplying a number equal to the Exercise Price in effect immediately prior to such adjustment by the number of shares of Common Stock issuable upon exercise of this Warrant at such Exercise Price immediately prior to such adjustment and dividing the product so obtained by the adjusted Exercise Price.

      (h) Notice of Adjustment. Upon the occurrence of any event which requires any adjustment or readjustment of the Exercise Price or change in number or type of stock, securities and/or other property issuable upon exercise of this Warrant, then, and in each such case, the Company shall give notice thereof to the holder hereof, which notice shall state the Exercise Price resulting from such adjustment or readjustment and any change in the number of type of stock, securities and/or other property issuable upon exercise of this Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Such calculation shall be certified by the chief financial officer of the Company.

      (i) No Fractional Shares. No fractional shares of Common Stock are to be issued upon the exercise of this Warrant, but the Company shall pay a cash adjustment in respect of any fractional share which would otherwise be issuable in an amount equal to the same fraction of the Closing Sales Price of a share of Common Stock on the date of such exercise.

      (j) Other Notices. In case at any time:

            (i) the Company shall declare any dividend upon the Common Stock payable in shares of stock of any class or make any other distribution (other than dividends or distributions payable in cash out of retained earnings consistent with the Company's past practices with respect to declaring dividends and making distributions) to the holders of the Common Stock;

            (ii) the Company shall offer for subscription pro rata to the holders of the Common Stock any additional shares of stock of any class or other rights;

            (iii) there shall be any capital reorganization of the Company, or reclassification of the Common Stock, or consolidation or merger of the Company with or into, or sale of all or substantially all of its assets to, another corporation or entity; or

            (iv) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Company;

then, in each such case, the Company shall give to the holder of this Warrant
(A) notice of the date or estimated date on which the books of the Company shall close or a record shall be taken for determining the holders of Common Stock entitled to receive any such dividend, distribution, or subscription rights or for determining the holders of Common Stock entitled to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up and (B) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, notice of the date (or, if not then known, a reasonable estimate thereof by the Company) when the same shall take place. Such notice shall also specify the date on which the holders of Common Stock shall be entitled to receive such dividend, distribution, or subscription rights or to exchange their Common Stock for stock or other securities or property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, or winding-up, as the case may be. Such notice shall be given at least thirty (30) days prior to the record date or the date on which the Company's books are closed in respect thereto. Failure to give any such notice or any defect therein shall not affect the validity of the proceedings referred to in clauses (i), (ii), (iii) and (iv) above. Notwithstanding the foregoing, the Company shall publicly disclose the substance of any notice delivered hereunder prior to delivery of such notice to the holder hereof.

5. Issue Tax. The issuance of certificates for Warrant Shares upon the exercise of this Warrant shall be made without charge to the holder of this Warrant or such shares for any issuance tax or other costs in respect thereof, provided that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than the holder of this Warrant.

6. No Rights or Liabilities as a Shareholder. This Warrant shall not entitle the holder hereof to any voting rights or other rights as a stockholder of the Company. No provision of this Warrant, in the absence of affirmative action by the holder hereof to purchase Warrant Shares, and no mere enumeration herein of the rights or privileges of the holder hereof, shall give rise to any liability of such holder for the Exercise Price or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

7. Transfer, Exchange, Redemption and Replacement of Warrant.

      (a) Restriction on Transfer. This Warrant and the rights granted to the holder hereof are transferable, in whole or in part, upon surrender of this Warrant, together with a properly executed assignment in the form attached hereto, at the office or agency of the Company referred to in Section 7(e) below, provided, however, that any transfer or assignment shall be subject to the conditions set forth in Sections 7(f) and 10 hereof and to the provisions of
Section 5 of the Securities Purchase Agreement. Until due presentment for registration of transfer on the books of the Company, the Company may treat the registered holder hereof as the owner and holder hereof for all purposes, and the Company shall not be affected by any notice to the contrary. Notwithstanding anything to the contrary contained herein, the registration rights described in
Section 8 hereof are assignable only in accordance with the provisions of the Registration Rights Agreement.

      (b) Warrant Exchangeable for Different Denominations. This Warrant is exchangeable, upon the surrender hereof by the holder hereof at the office or agency of the Company referred to in Section 7(e) below, for new Warrants of like tenor of different denominations representing in the aggregate the right to purchase the number of shares of Common Stock which may be purchased hereunder, each of such new Warrants to represent the right to purchase such number of shares (at the Exercise Price therefor) as shall be designated by the holder hereof at the time of such surrender.

      (c) Replacement of Warrant. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction, or mutilation of this Warrant and, in the case of any such loss, theft, or destruction, upon delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company, or, in the case of any such mutilation, upon surrender and cancellation of this Warrant, the Company, at its expense, will execute and deliver, in lieu thereof, a new Warrant of like tenor.

      (d) Cancellation; Payment of Expenses. Upon the surrender of this Warrant in connection with any transfer, exchange, or replacement as provided in this
Section 7, this Warrant shall be promptly canceled by the Company. The Company shall pay all taxes (other than securities transfer taxes) and all other expenses (other than legal expenses, if any, incurred by the holder of this Warrant or transferees) and charges payable in connection with the preparation, execution, and delivery of Warrants pursuant to this Section 7. The Company shall indemnify and reimburse the holder of this Warrant for all losses and damages arising as a result of or related to any breach of the terms of this Warrant, including costs and expenses (including legal fees) incurred by such holder in connection with the enforcement of its rights hereunder.

      (e) Warrant Register. The Company shall maintain, at its principal executive offices (or such other office or agency of the Company as it may designate by notice to the holder hereof), a register for this Warrant, in which the Company shall record the name and address of the person in whose name this Warrant has been issued, as well as the name and address of each transferee and each prior owner of this Warrant.

      (f) Transfer or Exchange Without Registration. If, at the time of the surrender of this Warrant in connection with any transfer or exchange of this Warrant, this Warrant (or, in the case of any exercise, the Warrant Shares issuable hereunder) shall not be registered under the Securities Act and under applicable state securities or blue sky laws, the Company may require, as a condition of allowing such transfer or exchange, (i) that the holder or transferee of this Warrant, as the case may be, furnish to the Company a written opinion of counsel (which opinion shall be in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that such transfer or exchange may be made without registration under the Securities Act and under applicable state securities or blue sky laws (the cost of which shall be borne by the Company if the Company's counsel renders such an opinion, and up to $1,000 of such cost shall be borne by the Company if the holder's counsel is required to render such opinion), (ii) that the holder or transferee execute and deliver to the Company an investment letter in form and substance acceptable to the Company and (iii) that the transferee be an "ACCREDITED INVESTOR" as defined in Rule 501(a) promulgated under the Securities Act; provided, however, that no such opinion, letter, or status as an "accredited investor" shall be required in connection with a transfer pursuant to Rule 144 under the Securities Act.

8. Registration Rights. The initial holder of this Warrant (and certain assignees thereof) is entitled to the benefit of such registration rights in respect of the Warrant Shares as are set forth in the Registration Rights Agreement, including the right to assign such rights to certain assignees, as set forth therein.

9. Cashless Exercise. This Warrant may be exercised at any time during the Exercise Period by delivering a completed Exercise Notice in the form attached hereto to the Company at its principal executive offices indicating the holder's intention to effect a cashless exercise, including a calculation of the number of shares of Common Stock to be issued upon such exercise in accordance with the terms hereof (a "CASHLESS EXERCISE"). In the event of a Cashless Exercise, in lieu of paying the Exercise Price in cash, the holder shall surrender this Warrant for that number of shares of Common Stock determined by multiplying the number of Warrant Shares to which it would otherwise be entitled by a fraction, the numerator of which shall be the difference between the then current Closing Sales Price of a share of the Common Stock on the date of exercise and the Exercise Price, and the denominator of which shall be the then current Closing Sales Price per share of Common Stock.

10. Additional Restrictions on Exercise of Warrant and Conversion of Preferred Stock and Transfer. The exercise of this Warrant shall be subject to the following limitations (each of which limitations shall be applied independently):

      (a) Cap Amount. If the Company is prohibited by Rule 4350(i) of the National Association of Securities Dealers, Inc. ("NASD"), or any successor or similar rule, or the rules or regulations of any other securities exchange on which the Common Stock is then listed or traded, from issuing a number of shares of Common Stock upon exercise of this Warrant or any other Warrant or upon conversion of Series C Preferred Stock (including payment of Premium in connection therewith) beneficially owned by the holder hereof (together with any other shares of Common Stock issued pursuant to other securities issued pursuant to the Securities Purchase Agreement or other agreements entered in connection therewith) in excess of a prescribed amount (the "CAP AMOUNT") (without stockholder approval or otherwise), then the Company shall not issue shares upon any such exercise in excess of the Cap Amount. Assuming solely for purposes of this Section 10(a) that such Rule 4350(i) or similar rule is applicable, the Cap Amount shall be that number of shares equal to 19.99% of the Company's outstanding Common Stock on the Issue Date, subject to equitable adjustment from time to time for stock splits, stock dividends, combinations, capital reorganizations and similar events relating to the Common Stock occurring after the Issue Date. The Cap Amount shall be allocated pro rata to the holders of Warrants (and the holders of such other securities issued pursuant to the Securities Purchase Agreement or other agreements entered into in connection therewith) as provided in Section 12(h). In the event that the Company is prohibited from issuing shares of Common Stock upon any exercise of this Warrant or any other Warrant or upon conversion of Series C Preferred Stock (including payment of Premium in connection therewith) beneficially owned by the holder hereof as a result of the operation of this Section 10(a), the Company shall immediately notify the holder hereof of such occurrence and the holder shall thereafter have the option, exercisable in whole or in part at any time and from time to time, by delivery of written notice to such effect (a "REDEMPTION NOTICE") to the Company, to require the Company to redeem for cash, at an amount per share equal to the Redemption Amount (as defined below), a portion of this Warrant such that, after giving effect to such redemption, the then unissued portion of the holder's Cap Amount allocable to the Warrants then held by such holder is at least equal to one hundred percent (100%) of the total number of shares of Common Stock issuable upon exercise of the Warrants (including, for such purposes, any and all Warrants issuable upon the full exercise of the Preferred Warrants) held by such holder. If the Company fails to redeem such portion of this Warrant within five (5) business days after its receipt of such Redemption Notice, then the holder hereof shall be entitled to interest on the Redemption Amount at a per annum rate equal to the lower of twenty-four percent (24%) and the highest interest rate permitted by applicable law from the date on which such Redemption Amount is required to be paid hereunder until the actual date of payment of the Redemption Amount hereunder. For purposes of this Section 10(a), the "REDEMPTION AMOUNT" equals (i) the value of that portion of the Warrant being so redeemed derived using the Black-Scholes formula (using Bloomberg) as of the date on which the holder gives the Redemption Notice, assuming the volatility of the Company's Common Stock equals sixty percent (60)% and the risk-free interest rate equals the then applicable yield for a one year Treasury bill, multiplied by (ii) one hundred and twenty percent (120%).

      (b) Reserved Amount. On or prior to the Issuance Date, the Corporation shall reserve nine million, thirty-three thousand, seven hundred and fifty (9,033,750) shares of its authorized but unissued shares of Common Stock for issuance upon conversion of the Series C Preferred Stock (including any and all shares of Series C Preferred Stock issuable upon exercise of the Preferred Warrants and including payment of Premium in connection therewith) and exercise of the Warrants (including any and all Warrants issuable upon exercise of the Preferred Warrants), and, at all times from and after the earlier of (i) the date on which the stockholder approval contemplated by Section 4(f) of the Securities Purchase Agreement has been obtained and (ii) September 30, 2005, the number of authorized but unissued shares of Common Stock so reserved

(the "RESERVED AMOUNT") shall be sufficient to provide for (i) the full conversion of all of the Series C Preferred Stock outstanding (including, for such purposes, any and all shares of Preferred Stock issuable upon the full exercise of the Preferred Warrants), together with all accrued Premium as of such date, at the then-current Conversion Price thereof (taking into account any "reset" of the Conversion Price pursuant to Article II.E. of the Certificate of Designation), (ii) the full exercise of the Warrants outstanding (including, for such purposes, any and all Warrants issuable upon the full exercise of the Preferred Warrants) at the then-current exercise price thereof and (iii) the issuance of any additional shares of Common Stock issuable on conversion of the Series C Preferred Stock or exercise of any Warrants, including on account of anti-dilution or other adjustments or otherwise, in each case, without giving effect to the limitations contained in Article XV of the Certificate of Designation or in Section 10 hereof. If, at any time from and after the date on which the Registration Statement required to be filed pursuant to Section 2(a) of the Registration Rights Agreement is first declared effective by the United States Securities and Exchange Commission, the Company fails to have authorized and reserved such number of shares of Common Stock, then the Company shall immediately notify the holder hereof of such occurrence and the holder shall thereafter have the option, exercisable in whole or in part at any time and from time to time, by delivery of a Redemption Notice to the Company, to require the Company to redeem for cash, at an amount per share equal to the Redemption Amount, a portion of this Warrant such that, after giving effect to such redemption, the then unissued portion of the holder's Reserved Amount allocable to the Warrants then held by such holder is at least equal to one hundred percent (100%) of the total number of shares of Common Stock issuable upon exercise of the Warrants (including, for such purposes, any and all Warrants issuable upon the full exercise of the Preferred Warrants) held by such holder. If the Company fails to redeem such portion of this Warrant within five (5) business days after its receipt of such Redemption Notice, then the holder hereof shall be entitled to interest on the Redemption Amount at a per annum rate equal to the lower of twenty-four percent (24%) and the highest interest rate permitted by applicable law from the date on which such Redemption Amount is required to be paid hereunder until the actual date of payment of the Redemption Amount hereunder. The Reserved Amount shall be allocated among the holders of Series C Preferred Stock and the Warrants as provided in Article XVI.C of the Certificate of Designation and Section 12(h) hereof.

      (c) Additional Restrictions on Exercise, Conversion and Transfer. In no event shall the holder hereof be entitled to exercise any portion of this Warrant (or any other Warrant beneficially owned by the holder hereof) or convert any Series C Preferred Stock for shares of Common Stock (nor shall the Corporation be permitted to effect any of the foregoing) to the extent that (x) the number of shares of Common Stock beneficially owned by the holder and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unexercised portion of this Warrant, the unconverted portion of the Series C Preferred Stock or the unexercised or unconverted portion of any other securities of the Company subject to a limitation on conversion or exercise analogous to the limitations contained herein) and (y) the number of shares of Common Stock issuable upon the exercise of this Warrant or conversion of Series C Preferred Stock with respect to which the determination of this sentence is being made, would result in beneficial ownership by a holder and such holder's affiliates of more than 4.99% of the outstanding shares of Common Stock. For purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with

Section 13(d) of the Exchange Act and Regulation 13D-G thereunder, except as otherwise provided in clause (x) of such sentence.

      (d) Amendments, Etc. to Section 10. Notwithstanding anything in this Warrant to the contrary, the restriction contained in this Section 10 may not be altered, amended, deleted or changed in any manner whatsoever unless the holders of a majority of the outstanding shares of Common Stock and the holder hereof shall approve, in writing, such alteration, amendment, deletion or change.

11. Certain Definitions. For purposes of this Warrant, the following capitalized terms shall have the respective meanings assigned to them:

      (a) "BUSINESS DAY" means any day, other than a Saturday or Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law, regulation or executive order to close.

      (b) "CLOSING SALES PRICE" means, for any security as of any date, the last sales price of such security on the Nasdaq Over-the-Counter Bulletin Board (the "OTC") or the Bulletin Board Exchange (collectively with the OTC, the "BULLETIN BOARD") or such other principal trading market where such security is listed or traded as reported by Bloomberg Financial Markets (or a comparable reporting service of national reputation selected by the Company and reasonably acceptable to the holders if Bloomberg Financial Markets is not then reporting closing sales prices of such security) (collectively, "BLOOMBERG"), or if the foregoing does not apply, the last reported sales price of such security on a national exchange for such security as reported by Bloomberg, or, if no such price is reported for such security by Bloomberg, the average of the bid prices of all market makers for such security as reported in the "pink sheets" by the National Quotation Bureau, Inc., in each case for such date or, if such date was not a trading day for such security, on the next preceding date which was a trading day. If the Closing Sales Price cannot be calculated for such security as of either of such dates on any of the foregoing bases, the Closing Sales Price of such security on such date shall be the fair market value as reasonably determined by an investment banking firm selected by the Company and reasonably acceptable to the holders, with the costs of such appraisal to be borne by the Company.

      (c) "TRADING DAY" means any day on which principal United States securities exchange or trading market where the Common Stock is then listed or traded, is open for trading.

12. Miscellaneous.

      (a) Governing Law; Jurisdiction. This Warrant shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed in the State of Delaware. The Company irrevocably consents to the exclusive jurisdiction of the United States federal courts and the state courts located in the County of New Castle, State of Delaware, in any suit or proceeding based on or arising under this Warrant and irrevocably agrees that all claims in respect of such suit or proceeding may be determined in such courts. The Company irrevocably waives the defense of an inconvenient forum to the maintenance of such suit or proceeding in such forum. The Company further agrees that service of process upon the Company mailed by first class mail shall be deemed in every respect effective service of process upon the Company in any such suit or proceeding. Nothing herein shall affect the right of the holder to serve process in any other manner permitted by law. The Company agrees that a final non-appealable judgment in any such suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on such judgment or in any other lawful manner.

      (b) Construction. Whenever the context requires, the gender of any word used in this Warrant includes the masculine, feminine or neuter, and the number of any word includes the singular or plural. Unless the context otherwise requires, all references to articles and sections refer to articles and sections of this Warrant, and all references to schedules are to schedules attached hereto, each of which is made a part hereof for all purposes. The descriptive headings of the several articles and sections of this Warrant are inserted for purposes of reference only, and shall not affect the meaning or construction of any of the provisions hereof.

      (c) Severability. If any provision of this Warrant shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Warrant or the validity or enforceability of this Warrant in any other jurisdiction.

      (d) Entire Agreement; Amendments. This Warrant contains the entire understanding of the Company and the holder hereof with respect to the matters covered herein. Subject to any additional express provisions of this Warrant, no provision of this Warrant may be waived other than by an instrument in writing signed by the party to be charged with enforcement, and no provision of this Warrant may be amended other than by an instrument in writing signed by the Company and the holder.

      (e) Notices. Any notices required or permitted to be given under the terms of this Warrant shall be sent by certified or registered mail (return receipt requested) or delivered personally, by nationally recognized overnight carrier or by confirmed facsimile transmission, and shall be effective five days after being placed in the mail, if mailed, or upon receipt or refusal of receipt, if delivered personally or by nationally recognized overnight carrier or confirmed facsimile transmission, in each case addressed to a party. The initial addresses for such communications shall be as follows, and each party shall provide notice to the other parties of any change in such party's address:

            (i) If to the Company:

                PDG Environmental, Inc.
                1386 Beulah Road, Building 801
                Pittsburgh, Pennsylvania 15235
                Telephone: (412) 243-3200
                Facsimile: (412) 243-4900
                Attention: Chief Executive Officer

                with a copy simultaneously transmitted by like means (which transmittal shall not constitute notice hereunder) to:

                Cohen & Grigsby, P.C.
                11 Stanwix Street, 15th Floor
                Pittsburgh, PA 15222
                Telephone: (412) 297-4831
                Facsimile: (412) 209-1825
                Attention: James D. Chiafullo, Esq.

            (ii) If to the holder, at such address as shall be set forth in the Warrant Register from time to time.

      (f) Successors and Assigns. This Warrant shall be binding upon and inure to the benefit of the parties and their successors and assigns. Except as provided herein, the Company shall not assign this Warrant or its obligations hereunder. The holder hereof may assign or transfer this Warrant and such holders rights hereunder in accordance with Section 7 hereof.

      (g) Equitable Relief. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holder by vitiating the intent and purpose of this Warrant. Accordingly, the Company acknowledges that the remedy at law for a breach of its obligations hereunder will be inadequate and agrees, in the event of a breach or threatened breach by the Company of the provisions of this Warrant, that the holder shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

      (h) Allocation of Cap Amount and Reserved Amount. The initial Cap Amount and Reserved Amount shall be allocated pro rata among the holders of the Warrants and the holders of such other securities issued pursuant to the Securities Purchase Agreement or other agreements entered in connection therewith based on the number of shares of Common Stock issuable upon exercise of the Warrants and upon exercise or conversion of such other securities issued to each such holder. Each increase to the Cap Amount and each increase to the Reserved Amount shall be allocated pro rata among the holders of the Warrants and the holders of such other securities issued pursuant to the Securities Purchase Agreement or other agreements entered in connection therewith based on the number of shares of Common Stock issuable upon exercise of the Warrants and upon exercise or conversion of such other securities held by each holder at the time of such increase. In the event the holder shall sell or otherwise transfer any of the holder's Warrants or any such other securities, each transferee shall be allocated a pro rata portion of such transferor's Cap Amount and Reserved Amount. Any portion of the Cap Amount and Reserved Amount which remains allocated to any person or entity which does not hold any Warrants or any such other securities shall be allocated to the remaining holders of the Warrants and the holders of such other securities issued pursuant to the Securities Purchase Agreement or other agreements entered in connection therewith, pro rata based on the number of shares of Common Stock issuable upon exercise of the Warrants and upon exercise or conversion of such other securities then held by such holders.

                [REMAINDER OF THIS PAGE LEFT BLANK INTENTIONALLY]

      IN WITNESS WHEREOF, the Company has caused this Warrant to be signed by its duly authorized officer.

                                             PDG ENVIRONMENTAL, INC.

                                             By:
                                                 -------------------------------
                                                 Name: John C. Regan
                                                 Title: President & CEO

                    [SIGNATURE PAGE TO COMMON STOCK WARRANT]

                             FORM OF EXERCISE NOTICE

         (TO BE EXECUTED BY THE HOLDER IN ORDER TO EXERCISE THE WARRANT)

To:   PDG ENVIRONMENTAL, INC.
      1386 Beulah Road, Building 801
      Pittsburgh, Pennsylvania 15235
      Telephone: (412) 243-3200
      Facsimile: (412) 243-4900
      Attention: Chief Executive Officer

      The undersigned hereby irrevocably exercises the right to purchase _____________ shares of the Common Stock of PDG Environmental, Inc., a corporation organized under the laws of the State of Delaware (the "COMPANY"), evidenced by the attached Warrant, and herewith [makes payment of the Exercise Price with respect to such shares in full][elects to effect a Cashless Exercise (as defined in Section 9 of such Warrant)], all in accordance with the conditions and provisions of said Warrant.

      The undersigned agrees not to offer, sell, transfer or otherwise dispose of any Common Stock obtained on exercise of the Warrant, except under circumstances that will not result in a violation of the Securities Act of 1933, as amended, or any state securities laws.

                  [ ] The undersigned requests that the Company cause its transfer agent to electronically transmit the Common Stock issuable pursuant to this Exercise Agreement to the account of the undersigned or its nominee (which is _________________) with DTC through its Deposit Withdrawal Agent Commission System ("DTC TRANSFER"), provided that such transfer agent participates in the DTC Fast Automated Securities Transfer program.

                  [ ] In lieu of receiving the shares of Common Stock issuable pursuant to this Exercise Agreement by way of DTC Transfer, the undersigned hereby requests that the Company cause its transfer agent to issue and deliver to the undersigned physical certificates representing such shares of Common Stock.

The undersigned requests that a Warrant representing any unexercised portion hereof be issued, pursuant to the Warrant, in the name of the Holder and delivered to the undersigned at the address set forth below:

Dated:_________________                _________________________________________
                                          Signature of Holder

                                       _________________________________________
                                           Name of Holder (Print)

                                           Address:
                                       _________________________________________
                                       _________________________________________
                                       _________________________________________

                               FORM OF ASSIGNMENT

      FOR VALUE RECEIVED, the undersigned hereby sells, assigns, and transfers all the rights of the undersigned under the within Warrant, with respect to the number of shares of Common Stock covered thereby set forth herein below, to:

Name of Assignee                     Address                       No. of Shares

, and hereby irrevocably constitutes and appoints
_____________________________________ as agent and attorney-in-fact to transfer said Warrant on the books of the within-named corporation, with full power of substitution in the premises.

Dated: _____________________, ____

In the presence of

______________________

                                    Name:_______________________________________

                                    Signature:__________________________________
                                    Title of Signing Officer or Agent (if any):

                                    Address:____________________________________
                                            ____________________________________
                                            ____________________________________

                                     Note: The above signature should correspond
                                           exactly with the name on the face of
                                           the within Warrant.